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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-30913 and 333-67677) of Greater Bay Bancorp of our report dated June 19, 2000 relating to the financial statements of the Greater Bay Bancorp 401(k) Plan, which appears in this Annual Report on Form 11-K. We also consent to the incorporation by reference of our report dated January 31, 2000 relating to Greater Bay Bancorp's consolidated financial statements, which appears on Form 8-K dated January 31, 2000. We also consent to the incorporation by reference of our report dated May 18, 2000 relating to Greater Bay Bancorp's supplemental consolidated financial statements, which appears in the Current Report on Form 8-K dated May 18, 2000.


/s/PricewaterhouseCoopers LLP

San Francisco, California
June 26, 2000